EXHIBIT 99.1

Xenith Bankshares, Inc. Reports 2015 Results, $1 Billion in Assets

RICHMOND, Va., Feb. 18, 2016 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, today announced financial results for the year and fourth quarter ended December 31, 2015.

Xenith Bankshares reported net income of $4.2 million, or $0.31 per diluted common share, for 2015 compared to $1.3 million, or $0.10 per diluted common share, in 2014. Net income in 2014 included $1.3 million of pre-tax costs ($0.071 per diluted common share, after tax) related to the merger with Colonial Virginia Bank (“CVB”), which was effective on June 30, 2014.

The company reported $1.5 million of net income, or $0.11 per diluted common share, for the fourth quarter of 2015 compared to net income of $575 thousand, or $0.04 per diluted common share, in the fourth quarter of 2014 and net income of $928 thousand, or $0.07 per diluted common share, in the third quarter of 2015.

On February 10, 2016, the Xenith Bankshares announced, in a joint release with Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), that the companies had reached a definitive agreement to merge. The combined company, with pro forma assets of $2.9 billion and combined deposits of $2.5 billion, will create pro forma the fifth largest community bank in the Commonwealth of Virginia. Under the terms of the agreement, Xenith Bankshares’ shareholders will receive 4.4 shares of Hampton Roads Bankshares’ common stock for each share of Xenith Bankshares common stock. The combined company will adopt the name Xenith Bankshares, Inc. for the holding company and the name Xenith Bank for all banking operations and will be headquartered in Richmond, Virginia. The completion of the merger, which is expected to occur in the third quarter of 2016, is subject to regulatory approvals and the approval of the shareholders of both companies, as well as customary closing conditions.

T. Gaylon Layfield, III, President and Chief Executive Officer of the company, commented: “As we turn to a new chapter in Xenith’s story, it would be a mistake not to mention all that we have achieved in the face of one of the toughest operating environments for banking in the modern era. When we started out in 2009, the country was in the grips of a serious financial crisis, we had about $200 million in assets and a management team and board who believed in our vison with unwavering support from our largest shareholder, BankCap Partners. Since then, through December 31, 2015, we have achieved compounded growth rates in assets, loans and deposits of 31%, 40% and 41%, respectively, through December 31, 2015. Including our original merger with First Bankshares, we have completed four M & A transactions with an ever-vigilant eye on credit quality as well all the elements that make up enterprise risk management. Along the way we raised capital in the form of equity and senior and subordinated debt, redeemed all of our preferred stock related to the U.S. Treasury’s Small Business Lending Fund, and nearly doubled the equity capital we started with in 2009. Said another way, our team has been proactive, disciplined and opportunistic. While I will have more to say on the next phase of our journey, I want our customers, board, employees, investors and all the many constituents who have supported our journey, to know how much their support has meant to Xenith’s success and to me.”

Full Year 2015 Highlights

  For the year ended December 31, 2015, income before income tax was $5.6 million compared to income before income tax of $2.1 million in 2014. Income before income tax in 2014 included $1.3 million of costs related to the CVB merger.
  Net interest income in 2015 was $30.4 million compared to $26.6 million in 2014, an increase of $3.8 million, or 14.2%. Accretion of acquired loan discounts in 2015 was $2.2 million compared to $1.9 million in 2014.
  Net interest margin for 2015 was 3.31%, compared to 3.52% for 2014, which was negatively affected by lower yields on loans held for investment, partially offset by higher average balances of loans held for investment and investment securities, higher tax-equivalent yields on securities, and higher accretion, as noted above.
  Net loans were $772.2 million at December 31, 2015 compared to $744.6 million at December 31, 2014. Net loans at December 31, 2015 reflected an anticipated decline of $14.5 million in guaranteed student loan balances from December 31, 2014. Excluding the decline in guaranteed student loans, gross loans grew $43.1 million, or 6.4%.
  Average interest-earning assets in 2015 were $930.1 million compared to $756.8 million in 2014, an increase of $173.3 million, or 22.9%. Average interest-earning assets in the 2014 period included those acquired in the CVB merger from the effective date of the transaction.
  Total assets at December 31, 2015 were $1.04 billion compared to $918.1 million at December 31, 2014, an increase of 13.2%.
  Total deposits at December 31, 2015 were $889.0 million compared to $772.9 million at December 31, 2014, an increase of 15.0%.
  Asset quality and coverage for loan and lease losses remained strong at December 31, 2015 with ratios of nonperforming assets to total assets of 0.85%, nonperforming assets to total loans of 1.13%, and allowance for loan and lease losses to nonaccrual loans of 88.83%.
  Net charge-offs as a percentage of average loans were 0.18% for the year ended December 31, 2015 compared to 0.33% for the year ended December 31, 2014. Net charge-offs in both periods were affected by the charge-off of a portion of the unguaranteed portion of guaranteed student loans.
  The company’s combined capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 9.91%, a Tier 1 Risk-Based Capital Ratio of 9.91%, a Total Risk-Based Capital Ratio of 11.71%, and a Tier 1 Leverage Ratio of 8.58% at December 31, 2015. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 11.87%, a Tier 1 Risk-Based Capital Ratio of 11.87%, a Total Risk-Based Capital Ratio of 12.74%, and a Tier 1 Leverage Ratio of 10.28% at December 31, 2015.

Operating Results

Full Year 2015 Compared to Full Year 2014

Total interest income for 2015 was $36.8 million compared to $31.2 million for 2014. Total interest income in 2015 reflected average interest-earning assets of $930.1 million compared to $756.8 million in interest-earning assets in 2014. Asset yields in the 2015 period were 4.01% compared to yields of 4.13% in 2014. The decline in asset yields was primarily due to lower yields on loans held for investment impacted by the continued low interest rate environment and competitive pressures for attractive lending opportunities. Lower asset yields, year over year, were partially offset by higher average balances of loans, higher accretion of acquired loan discounts, and higher average balances of and tax-equivalent yields on the company’s investment portfolio in the 2015 period. Accretion from acquired loans was $2.2 million and $1.9 million in 2015 and 2014, respectively.

Total interest expense for 2015 was $6.5 million compared to $4.6 million for 2014. Average interest-bearing liabilities in 2015 increased to $739.1 million from $597.4 million in 2014. The cost of total liabilities was 0.88% and 0.77% for the years ended December 31, 2015 and 2014, respectively. The higher cost of interest-bearing liabilities in the 2015 period was primarily due to the cost related to the previously-reported issuance and sale of the company’s $8.5 million aggregate principal amount of subordinated notes due 2025 in the second quarter of 2015 and the cost related to the company’s senior term loan ($11.1 million outstanding at December 31, 2015).

Net interest margin in 2015 was 3.31% compared to 3.52% in 2014. Net interest margin excluding accretion of loan discounts was 3.07% in 2015, down from 3.26% in 2014.

Net interest income after provision for loan and lease losses was $27.8 million for the year ended December 31, 2015 compared to $23.4 million in the same period of 2014. Net interest income after provision for loan and lease losses in 2015 reflected $2.6 million in loan and lease loss provision expense compared to $3.2 million of provision expense in 2014. Lower provision expense in 2015 compared to 2014 was primarily due to lower provision related to guaranteed student loans, which was $861 thousand and $1.8 million in 2015 and 2014, respectively. In 2014, provision expense for guaranteed student loans reflected higher expected losses as to unguaranteed balances and provision expense was accelerated for unguaranteed balances greater than 120 days past due with a high probability of default.

Total noninterest income was $1.4 million in 2015 compared to $1.7 million in 2014. Noninterest income in 2015 was lower compared to 2014 primarily due to lower gains on sales of securities, partially offset by higher earnings from bank owned life insurance (“BOLI”) due to an additional investment in BOLI in the second quarter of 2015.

Noninterest expense in 2015 was $23.5 million compared to $23.0 million in 2014. Noninterest expense in 2014 included $1.3 million of costs related to the CVB merger, primarily recorded in compensation and benefits, technology and data processing, and professional fees. Greater noninterest expense in the 2015 period was primarily due to the addition of relationship managers and supporting personnel, the addition of regulatory compliance personnel, and higher FDIC insurance premiums resulting from a higher level of assets.

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Total interest income for the three months ended December 31, 2015 and 2014 was $10.0 million and $8.7 million, respectively. For the three months ended December 31, 2015, total interest income reflected average interest-earning assets of $980.7 million compared to $868.2 million in interest-earning assets in the same period of 2014. Asset yields were 4.14% and 4.04% in the three months ended December 31, 2015 and 2014, respectively. Asset yields in the 2015 period were positively affected by higher average balances of and tax-equivalent yields on municipal investments, higher average balances of loans held for investment, and higher accretion income, partially offset by lower yields on loans. Accretion from acquired loans increased to $1.0 million in the last three months of 2015 from $392 thousand in the same period of 2014, primarily due to the partial resolution of a loan acquired in a 2011 acquisition.

Total interest expense for the three months ended December 31, 2015 and 2014 was $1.8 million and $1.5 million, respectively. Average interest-bearing liabilities in the last three-month period of 2015 increased to $791.1 million from $698.0 million in the same period of 2014. The cost of total liabilities was 0.90% and 0.85% in the three months ended December 31, 2015 and 2014, respectively. The higher cost of interest-bearing liabilities in the 2015 period is primarily due to the costs related to the company’s subordinated notes issued in the second quarter of 2015.

Net interest margin for the three months ended December 31, 2015 was 3.42%, an increase from 3.35% for the same period of 2014, due to higher accretion in the 2015 period. Net interest margin excluding accretion was 2.99% in the three months ended December 31, 2015, down from 3.16% in the same period of 2014.

Net interest income after provision for loan and lease losses was $7.2 million for the three months ended December 31, 2015 compared to $6.4 million in the same period of 2014. Net interest income after provision for loan and lease losses in the 2015 period reflected $991 thousand in loan and lease provision expense compared to $830 thousand of provision expense in the 2014 period.

Total noninterest income was $461 thousand in the three months ended December 31, 2015 compared to $741 thousand in the three months ended December 31, 2014. Noninterest income in the 2014 period included net gains on sales of securities of $389 thousand; there were no sales in the 2015 period.

Noninterest expense in the three months ended December 31, 2015 was $5.8 million compared to $6.4 million in the same period of 2014. Greater noninterest expense in the 2014 period is primarily attributable to approximately $500 thousand of annual incentive charges for company management recorded in the 2014 period, whereas in 2015 incentive charges were recorded over the full year.

Fourth Quarter 2015 Compared to Third Quarter 2015

Total interest income for the three months ended December 31, 2015 and September 30, 2015 was $10.0 million and $9.2 million, respectively. For the fourth quarter of 2015, total interest income reflected average interest-earning assets of $980.7 million compared to $939.9 million in interest-earning assets in the third quarter of 2015. Asset yields were 4.14% in the fourth quarter of 2015 compared to asset yields of 3.97% in the third quarter of 2015. Accretion from acquired loans increased to $1.0 million in the fourth quarter of 2015 from $338 thousand in and third quarter of 2015, primarily due to the partial resolution of a loan acquired in a 2011 acquisition.

Total interest expense for the three months ended December 31, 2015 and September 30, 2015 was $1.8 million and $1.7 million, respectively. Average interest-bearing liabilities in the fourth quarter of 2015 increased to $791.1 million from $750.2 million in the third quarter period. The cost of total interest-bearing liabilities was 0.90% and 0.91% in the fourth and third quarter periods of 2015, respectively.

Net interest margin in the fourth of quarter 2015 was 3.42% compared to 3.25% in the third quarter of 2015, the increase due to higher accretion of loan discounts in the fourth quarter period, as noted above. Net interest margin excluding accretion was 2.99% in the fourth quarter of 2015 compared to 3.10% in the third quarter of 2015.

Net interest income after provision for loan and lease losses was $7.2 million for both the three months ended December 31, 2015 and September 30, 2015. Net interest income after loan and lease loss provision in the fourth quarter of 2015 reflected $991 thousand in provision, while net interest income after provision in the third quarter of 2015 included $343 thousand in provision expense. Higher provision expense in the fourth quarter of 2015 was primarily the result of greater loan growth compared to the third quarter of 2015 and an increase in specific reserves on certain loans.

Total noninterest income was $461 thousand in the fourth quarter of 2015 compared to $104 thousand in the third quarter of 2015. Noninterest income in the third quarter of 2015 reflected losses on sales and write-down of other real estate owned and losses on sales of securities, totaling $118 thousand, as well as losses on the valuation of customer-related derivatives and rabbi trust assets, totaling $158 thousand.

Noninterest expense in the fourth quarter of 2015 was $5.8 million compared to $6.0 million in the third quarter of 2015. Higher noninterest expense in the third quarter of 2015 primarily reflects costs incurred in connection with the renegotiation of the company’s core processing service contract.

Balance Sheet

Loans after the company’s allowance for loan and lease losses (“ALLL”) grew to $772.2 million at December 31, 2015 from $744.6 million at December 31, 2014. Net loan balances at December 31, 2015 included $57.3 million of guaranteed student loans, a decrease of $14.5 million from December 31, 2014 and a decrease of $36.7 million since December 31, 2013, the first year the company invested in the asset class.

Securities available for sale were $130.9 million at December 31, 2015 compared to $64.3 million at December 31, 2014. Securities held to maturity were $9.3 million at December 31, 2015 and at December 31, 2014. Total securities as a percentage of the company’s total assets were 13.5% at December 31, 2015.

Total assets were $1.04 billion at December 31, 2015 compared to $918.1 million at December 31, 2014, an increase of 13.2%. Total deposits were $889.0 million at December 31, 2015 compared to $772.9 million at December 31, 2014, an increase of 15.0%.

Asset and Credit Quality

At December 31, 2015, the ratio of nonperforming assets to total assets was 0.85%, the ratio of nonperforming assets to total loans was 1.13%, and the ratio of the company’s ALLL to nonaccrual loans was 88.83%. Net charge-offs as a percentage of average loans were 0.18% for the year ended December 31, 2015, which includes the charge-off of $907 thousand of the unguaranteed portion of the company’s guaranteed student loans that were more than 120 days past due and were deemed to have a high probability of default. The company’s ALLL as a percentage of total loans was 0.94% at December 31, 2015, and this measure excluding guaranteed student loans was 1.01%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to its participation in a mortgage warehouse lending program. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. The company’s ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.42%1 as of December 31, 2015.

Capital and Shareholder Value Measures

The company’s combined capital ratios remained well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 9.91%, a Tier 1 Risk-Based Capital Ratio of 9.91%, a Total Risk-Based Capital Ratio of 11.71%, and a Tier 1 Leverage Ratio of 8.58% at December 31, 2015. Capital ratios for Xenith Bank were also strong, with a Common Equity Tier 1 Capital Ratio of 11.87%, a Tier 1 Risk-Based Capital Ratio of 11.87%, a Total Risk-Based Capital Ratio of 12.74%, and a Tier 1 Leverage Ratio of 10.28% at December 31, 2015.

Total shareholders' equity was $102.7 million at December 31, 2015 compared to $106.2 million at December 31, 2014. The decrease in total equity was primarily the result of the previously-reported redemption of 8,381 shares ($8.4 million) of preferred stock in the second quarter of 2015, which the company had issued and sold to the U.S. Treasury pursuant to the Small Business Lending Fund program, partially offset by net income of $4.2 million in 2015. As previously announced, during the second quarter of 2015, the company issued and sold $8.5 million aggregate principal amount of its 6.75% subordinated notes due 2025, substantially all of the proceeds of which were used to fund the preferred stock redemption. These transactions had no effect on the bank regulatory capital of Xenith Bank. Tangible book value at December 31, 2015 was $6.691 per share of common stock compared to $6.321 at December 31, 2014. Return on average assets was 0.42% for 2015 compared to 0.16% for 2014. Return on average common equity was 4.19% for 2015 compared to 1.46% for 2014.

Looking Ahead

Layfield concluded: “In previous releases, I said that we remained impatient in that we were not yet generating the earnings necessary for top-tier performance, but that we recognized the need for striking the right balance between impatience and prudence.  I believe we have found that balance with our announced strategic merger with Hampton Roads Bankshares. We believe that this merger has the potential to be transformational for both of our organizations. As the pro forma fifth largest community bank in Virginia, we believe it will give us the scale required to compete in today’s marketplace with a combination of capital, core deposits and lending capabilities to drive performance. With respect to commercial and corporate banking, the pro forma capital base allows for a substantial increase in our house lending limits which further leverage our commercial and industrial and commercial real estate focus in all our markets, especially in the Greater Washington market. Frankly, our relationship managers and credit teams have done a remarkable job competing in these segments. But we have always been at a disadvantage with house limits that while appropriate given our capital, severely restricted our access to important segments of the market place that we have the skill sets to serve. Bank of Hampton Roads brings important attributes to the combination as well, including a strong consumer platform, a well-developed business banking capability, and the ability to source core deposits which are vital to building franchise value. Finally, I believe the combination of our management teams is the right prescription for success and will allow us to drive value for our shareholders.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of December 31, 2015, the company had total assets of $1.04 billion, total deposits of $889.0 million, and total shareholders’ equity of $102.7 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, VA and currently has eight branch locations in Herndon, Richmond, Suffolk and Gloucester, VA and one loan production office in Newport News, VA. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained herein are forward-looking statements.  Forward-looking statements made herein reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. (“XBKS”).  These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: the ability to obtain regulatory approvals and meet other closing conditions to the merger with Hampton Roads Bankshares, Inc. (“HRB”), including approval by HRB and XBKS shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the HRB and XBKS businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; HRB’s and XBKS’s businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission (“SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of XBKS’s Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 6, 2015. Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2015 AND DECEMBER 31, 2014

	(Unaudited)
(in thousands, except share data)	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents
Cash and due from banks	$40,242	$34,666
Federal funds sold	21,703	4,533
Total cash and cash equivalents	61,945	39,199
Securities available for sale, at fair value	130,863	64,341
Securities held to maturity, at cost (fair value - 2015 - $9,769; 2014 - $9,683)	9,270	9,279
Loans, net of allowance for loan and lease losses, 2015 - $7,350; 2014 - $6,247	772,178	744,626
Premises and equipment, net	7,544	8,010
Other real estate owned, net	533	1,140
Goodwill and other intangible assets, net	15,686	16,143
Accrued interest receivable	4,430	3,498
Deferred tax asset	6,260	6,343
Bank owned life insurance	19,603	14,106
Other assets	11,184	11,367
Total assets	$1,039,496	$918,052
Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$568,366	$465,253
Savings	10,564	10,108
Time	310,100	297,550
Total deposits	889,030	772,911
Accrued interest payable	426	276
Borrowings	36,861	32,000
Supplemental executive retirement plan	2,217	2,295
Other liabilities	8,273	4,349
Total liabilities	936,807	811,831
Shareholders’ equity
Preferred stock, $1.00 par value, 25,000,000 shares authorized as of December 31, 2015 and 2014; 0 shares issued and outstanding as of December 31, 2015 and 8,381 shares
($1,000 liquidation value) issued and outstanding as of December 31, 2014	-	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2015 and 2014; 12,996,622 shares issued and outstanding as of December 31, 2015 and
12,929,834 shares issued and outstanding as of December 31, 2014	12,997	12,930
Additional paid-in capital	86,684	86,016
Retained earnings (accumulated deficit)	3,581	(560)
Accumulated other comprehensive loss, net of tax	(573)	(546)
Total shareholders’ equity	102,689	106,221
Total liabilities and shareholders’ equity	$1,039,496	$918,052

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	(Unaudited)
(in thousands, except per share data)	December 31, 2015	December 31, 2014
Interest income
Interest and fees on loans	$33,817	$29,338
Interest on securities	2,556	1,532
Interest on federal funds sold and deposits in other banks	468	316
Total interest income	36,841	31,186
Interest expense
Interest on deposits	5,327	4,101
Interest on federal funds purchased and borrowed funds	1,153	506
Total interest expense	6,480	4,607
Net interest income	30,361	26,579
Provision for loan and lease losses	2,599	3,220
Net interest income after provision for loan and lease losses	27,762	23,359
Noninterest income
Service charges on deposit accounts	618	603
Net loss on sale and write-down of other real estate owned	(95)	(31)
Gain on sales of securities	58	428
Bargain purchase gain	-	42
Loss on the write-down of equipment and other assets	(19)	(23)
Increase in cash surrender value of bank owned life insurance	497	363
Other	330	297
Total noninterest income	1,389	1,679
Noninterest expense
Compensation and benefits	12,979	12,497
Occupancy	1,623	1,574
FDIC insurance	719	495
Bank franchise taxes	984	912
Technology and data processing	2,249	2,296
Communications	388	356
Insurance	373	339
Professional fees	1,191	1,597
Amortization of intangible assets	458	411
Guaranteed student loan servicing	446	595
Other	2,104	1,898
Total noninterest expense	23,514	22,970
Income before income tax expense	5,637	2,068
Income tax expense	1,454	786
Net income	4,183	1,282
Preferred stock dividend	(42)	(84)
Net income available to common shareholders	$4,141	$1,198
Earnings per common share (basic):	$0.32	$0.10
Earnings per common share (diluted):	$0.31	$0.10

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE MEASURES
	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014	2015	2014
Net interest margin (1)	3.42%	3.25%	3.23%	3.38%	3.35%	3.31%	3.52%
Return on average assets (2)	0.57%	0.37%	0.33%	0.39%	0.25%	0.42%	0.16%
Return on average common equity (3)	5.94%	3.72%	3.32%	3.73%	2.34%	4.19%	1.46%
Efficiency ratio (4)	66%	79%	76%	76%	80%	74%	81%
Net income	$1,511	928	823	921	575	4,183	1,282
Earnings per common share (basic)	$0.12	0.07	0.06	0.07	0.04	0.32	0.10
Earnings per common share (diluted)	$0.11	0.07	0.06	0.07	0.04	0.31	0.10
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

ASSET QUALITY MEASURES	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Net charge-offs as a percentage of average loans (year to date)	0.18%	0.09%	0.07%	0.04%	0.33%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.94%	0.93%	0.89%	0.85%	0.83%
ALLL as a percentage of loans excluding guaranteed student loans (2)	1.01%	1.00%	0.97%	0.92%	0.90%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.42%	1.55%	1.56%	1.58%	1.63%
ALLL to nonaccrual loans (1)	88.83%	104.70%	100.01%	82.78%	84.68%
Nonperforming assets as a percentage of loans	1.13%	1.01%	1.04%	1.18%	1.13%
Nonperforming assets as a percentage of total assets	0.85%	0.79%	0.81%	0.90%	0.93%
Troubled debt restructurings	$6,822	7,929	7,387	5,031	5,033
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL, excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Common Equity Tier 1 capital ratio - Consolidated	9.91%	10.13%	10.11%	10.23%	N/A
Common Equity Tier 1 capital ratio - Bank only	11.87%	12.15%	12.12%	11.34%	N/A
Tier 1 risk-based capital ratio - Consolidated	9.91%	10.13%	10.11%	11.23%	11.00%
Tier 1 risk-based capital ratio - Bank only	11.87%	12.15%	12.12%	12.24%	12.15%
Total risk-based capital ratio - Consolidated	11.71%	11.98%	11.96%	12.00%	11.85%
Total risk-based capital ratio - Bank only	12.74%	13.03%	12.98%	13.02%	13.00%
Tier 1 leverage ratio - Consolidated	8.58%	8.78%	8.86%	10.11%	9.34%
Tier 1 leverage ratio - Bank only	10.28%	10.53%	10.64%	11.04%	10.30%
Book value per common share (1)	$7.90	7.76	7.59	7.60	7.57
Tangible book value per common share (2)	$6.69	6.54	6.37	6.37	6.32
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(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014	2015	2014
Total assets	$1,055,546	1,009,981	989,210	940,892	938,765	999,252	813,525
Average interest-earning assets	$980,715	939,945	922,313	876,328	868,236	930,138	756,810
Loans, net of allowance for loan and lease losses	$760,724	758,972	749,294	743,829	735,427	753,267	639,749
Total deposits	$906,387	862,050	841,630	794,197	792,481	851,404	685,500
Shareholders' equity	$101,673	99,888	107,484	107,044	106,583	103,996	96,318
Common shareholders' equity	$101,673	99,888	99,195	98,663	98,202	99,806	87,937
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(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Total assets	$1,039,496	970,988	993,073	992,737	918,052
Loans, net of allowance for loan and lease losses	$772,178	753,466	761,140	750,957	744,626
Total deposits	$889,030	824,523	847,605	843,399	772,911
Shareholders' equity	$102,689	100,772	98,715	107,096	106,221
Common shareholders' equity	$102,689	100,772	98,715	98,715	97,840

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Year to Date
	December 31,	December 31,
Earnings per share effect of merger-related costs	2015	2014
Net income available to common shareholders	$4,141	1,198
Add: merger-related costs, net of tax (1)	$-	842
Net income available to common shareholders excluding merger-related costs	$4,141	2,040
Weighted average shares outstanding, basic	13,104	11,535
Weighted average shares outstanding, diluted	13,307	11,695
Earnings per common share excluding merger-related costs (basic)	$0.32	0.18
Earnings per common share excluding merger-related costs (diluted)	$0.31	0.17
Earnings per common share (basic)	$0.32	0.10
Earnings per common share (diluted)	$0.31	0.10
Earnings per common share effect of merger-related costs (basic)	$ N/A	0.08
Earnings per common share effect of merger-related costs (diluted)	$ N/A	0.07
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(1) 34% statutory tax rate which approximates the company's effective rate in 2014 excluding non-deductible merger-related costs.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$7,350	7,064	6,849	6,443	6,247
Deduct: ALLL attributable to guaranteed student loans	$60	71	49	71	105
ALLL excluding amount attributable to guaranteed student loans	$7,290	6,993	6,800	6,372	6,142
Gross loans	$779,528	760,530	767,989	757,400	750,873
Deduct: Guaranteed student loans	$57,308	61,388	64,236	67,977	71,780
Gross loans, excluding guaranteed student loans	$722,220	699,142	703,753	689,423	679,093
ALLL as a percentage of gross loans, excluding guaranteed student loans	1.01%	1.00%	0.97%	0.92%	0.90%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$7,350	7,064	6,849	6,443	6,247
Add: Discounts (credit-related fair value adjustments) on acquired loans	$3,779	4,836	5,207	5,606	6,058
Total ALLL + discounts on acquired loans	$11,129	11,900	12,056	12,049	12,305
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	$783,307	765,366	773,196	763,006	756,931
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.42%	1.55%	1.56%	1.58%	1.63%

Tangible book value per common share
Total shareholders' equity	$102,689	100,772	98,715	107,096	106,221
Deduct: Preferred stock	$-	-	-	8,381	8,381
Common shareholders' equity	$102,689	100,772	98,715	98,715	97,840
Deduct: Goodwill and other intangible assets, net	$15,686	15,800	15,916	16,029	16,143
Tangible common shareholders' equity	$87,003	84,972	82,799	82,686	81,697
Common shares outstanding	12,997	12,989	12,998	12,990	12,930
Tangible book value per common share	$6.69	6.54	6.37	6.37	6.32
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Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans as a percentage of gross loans are meaningful because they are two measures management uses to assess asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures management uses to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on consolidated balance sheets. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Contact:

Thomas W. Osgood
Executive Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer
(804) 433-2209
tosgood@xenithbank.com